Exhibit 99
GREEN BRICK PARTNERS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

2025 FOURTH QUARTER HIGHLIGHTS

•Earnings per diluted share of $1.78 and net income of $78 million
•New home deliveries of 1,038; second highest quarter on record
•Net new home orders of 883, a record for any fourth quarter
•Home closing revenue of $550 million, second highest quarter on record
•Homebuilding gross margins of 29.4%
•Repurchased 359 thousand shares of common stock for approximately $23 million
•Adopted a new share repurchase plan of $150 million

FULL YEAR 2025 HIGHLIGHTS

•Earnings per diluted share of $7.07 and net income of $313 million
•New home deliveries of 3,943; highest year on record
•Net new home orders of 3,795; highest year on record
•Home closings revenue of $2,091 million; highest year on record
•Full year homebuilding gross margins of 30.5%
•Repurchased 1.4 million shares of common stock for approximately $83 million

PLANO, Texas, February 25, 2026 — Green Brick Partners, Inc. (NYSE: GRBK) (“Green Brick,” “we,” or the “Company”), today announced record results for its fourth quarter and full year ended December 31, 2025.

Net income attributable to Green Brick in the fourth quarter was $78 million or $1.78 per diluted share. The Company delivered 1,038 new homes in the fourth quarter, a 1.9% increase year over year, generating home closings revenue of $550 million. Homebuilding gross margin for Q4 2025 was 29.4%.

For the fiscal year 2025, net income attributable to Green Brick was $313 million or $7.07 per diluted share. We delivered 3,943 new homes with gross margins of 30.5%, resulting in nearly $2.1 billion in home closings revenue for the year.

Jim Brickman, CEO and co-founder said, “We delivered strong fourth quarter results despite ongoing affordability challenges faced by many buyers and softening consumer confidence. In our pursuit to maximize shareholder value, our management team’s continued focus and operating discipline once again resulted in peer-leading gross margins and top-tier returns, including achieving the best year in company history with regards to new home deliveries and home closings revenue. I would like to thank our team for their dedication and efforts that helped us reach these milestones in a year in which homebuilders faced significant headwinds.”

Net new home orders increased slightly over the fourth quarter 2024 to 883 units. Our monthly sales pace for Q4 2025 was 2.94 sales per community, compared to 2.76 in Q4 2024. Incentives on new orders were approximately 10% as we continued to respond to market conditions to maintain sales pace. Our sales cancellation rate of 7.6% for Q4 2025 remained among the lowest among our public company peers.

Mr. Brickman added, “Our continued focus on a disciplined sales strategy drove order growth and improved sales pace as we strategically adjusted incentives to address market conditions. Additionally, our gross margins of 30.5% for the full year continue to lead the public homebuilding industry, which we believe is a testament to our strong land position, our self-development strategy, and our focus on infill and infill-adjacent communities where there is strong demand and typically less competition.”

Cash increased to $154.6 million and we had no outstanding borrowings on our revolving credit facilities, resulting in total liquidity of approximately $520 million. Our homebuilding debt-to-total capital ratio was 12.8% and our net homebuilding debt-to-total capital ratio was 6.3%, compared to 17.2% and 10.7% respectively at the end of 2024. Mr. Brickman concluded, “We continue to maintain strong liquidity as reflected in our fortress balance sheet, which we believe is a result of the discipline behind our capital strategy, giving us the flexibility to invest confidently in our growth and continue delivering meaningful value for our shareholders. We are proud to operate with one of the strongest balance sheets in the industry, positioning us exceptionally well for the opportunities ahead.”

Results for the Quarter Ended December 31, 2025:

(Dollars in thousands, except per share data)	Three Months Ended December 31,
	2025	2024	Change
New homes delivered	1,038	1,019	1.9%

Total revenues	$552,612	$567,314	(2.6)%
Total cost of revenues	390,567	373,279	4.6%
Total gross profit	$162,045	$194,035	(16.5)%
Income before income taxes	$113,107	$138,094	(18.1)%
Net income attributable to Green Brick Partners, Inc.	$78,365	$103,813	(24.5)%
Diluted net income attributable to Green Brick Partners, Inc. per common share	$1.78	$2.31	(22.9)%

Residential units revenue	$549,960	$556,855	(1.2)%
Average sales price of homes delivered	$529.6	$546.5	(3.1)%
Homebuilding gross margin percentage	29.4%	34.3%	-490 bps
Selling, general and administrative expenses as a percentage of residential units revenue	10.6%	10.9%	-30 bps

Backlog revenue	$354,328	$495,883	(28.5)%
Homes under construction	2,048	2,341	(12.5)%

Results for the Twelve Months Ended December 31, 2025:

(Dollars in thousands, except per share data)	Twelve Months Ended December 31,
	2025	2024	Change
New homes delivered	3,943	3,783	4.2%

Total revenues	$2,098,471	$2,098,943	0.0%
Total cost of revenues	1,457,665	1,395,422	4.5%
Total gross profit	$640,806	$703,521	(8.9)%
Income before income taxes	$438,178	$511,880	(14.4)%
Net income attributable to Green Brick Partners, Inc.	$313,225	$381,583	(17.9)%
Diluted net income attributable to Green Brick Partners, Inc. per common share	$7.07	$8.45	(16.3)%

Residential units revenue	$2,091,477	$2,070,136	1.0%
Average sales price of homes delivered	$530.4	$547.1	(3.1)%
Homebuilding gross margin percentage	30.5%	33.8%	-330 bps
Selling, general and administrative expenses as a percentage of residential units revenue	11.1%	10.9%	20 bps

Earnings Conference Call:
We will host our earnings conference call to discuss our fourth quarter ended December 31, 2025 at 12:00 p.m. Eastern Time on Thursday, February 26, 2026. The call can be accessed by dialing 1-888-660-6363 for domestic participants or 1-267-764-0107 for international participants and should reference meeting number 3162560. Participants may also join the call via webcast at: https://events.q4inc.com/attendee/693128994

A telephone replay of the call will be available through March 28, 2026. To access the telephone replay, the domestic dial-in number is 1-800-770-2030, the international dial-in number is 1-609-800-9909 and the access code is 3162560, or by using the link at investors.greenbrickpartners.com.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Residential units revenue	$549,960	$556,855	$2,091,477	$2,070,136
Land and lots revenue	2,652	10,459	6,994	28,807
Total revenues	552,612	567,314	2,098,471	2,098,943
Cost of residential units	388,277	365,726	1,453,183	1,370,888
Cost of land and lots	2,290	7,553	4,482	24,534
Total cost of revenues	390,567	373,279	1,457,665	1,395,422
Total gross profit	162,045	194,035	640,806	703,521
Selling, general and administrative expenses	(58,556)	(60,654)	(231,363)	(226,566)
Equity in income of unconsolidated entities	(404)	313	1,002	5,083
Other income, net	10,022	4,400	27,733	29,842
Income before income taxes	113,107	138,094	438,178	511,880
Income tax expense	26,261	22,909	94,667	94,725
Net income	86,846	115,185	343,511	417,155
Less: Net income attributable to noncontrolling interests	8,481	11,372	30,286	35,572
Net income attributable to Green Brick Partners, Inc.	$78,365	$103,813	$313,225	$381,583

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$1.79	$2.32	$7.09	$8.51
Diluted	$1.78	$2.31	$7.07	$8.45
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	43,427	44,498	43,791	44,508
Diluted	43,528	44,578	43,924	44,839

GREEN BRICK PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$154,590	$141,543
Restricted cash	36,395	18,153
Receivables	39,982	13,858
Real estate inventory:
Inventory owned	1,941,524	1,771,203
Consolidated inventory related to VIE	157,687	166,529
Total inventory	2,099,211	1,937,732
Mortgage loans held for sale	49,099	—
Investments in unconsolidated entities	93,050	60,582
Right-of-use assets - operating leases	7,475	7,242
Property and equipment, net	6,316	6,551
Earnest money deposits	13,151	13,629
Deferred income tax assets, net	11,243	13,984
Intangible assets, net	197	282
Goodwill	680	680
Other assets	23,378	35,758
Total assets	$2,534,767	$2,249,994
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$94,516	$59,746
Accrued expenses	152,637	110,068
Customer and builder deposits	25,716	37,068
Lease liabilities - operating leases	8,637	8,343
Borrowings on lines of credit, net	(2,465)	22,645
Warehouse lines of credit	46,398	—
Senior unsecured notes, net	261,972	299,090
Notes payable	14,371	14,871
Total liabilities	601,782	551,831
Commitments and contingencies
Redeemable noncontrolling interest in equity of consolidated subsidiary	52,271	44,709
Equity:
Green Brick Partners, Inc. stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized; 2,000 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	47,603	47,603
Common stock, $0.01 par value: 100,000,000 shares authorized; 43,205,947 issued and outstanding as of December 31, 2025 and 44,498,097 issued and outstanding as of December 31, 2024, respectively	432	445
Additional paid-in capital	243,816	244,653
Retained earnings	1,567,111	1,332,714
Total Green Brick Partners, Inc. stockholders’ equity	1,858,962	1,625,415
Noncontrolling interests	21,752	28,039
Total equity	1,880,714	1,653,454
Total liabilities and equity	$2,534,767	$2,249,994

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

Residential Units Revenue and New Homes Delivered (dollars in thousands)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	2024	Change	%	2025	2024	Change	%
Home closings revenue	$549,773	$556,855	$(7,082)	(1.3)%	$2,091,258	$2,069,756	$21,502	1.0%
Mechanic’s lien contracts revenue	187	—	187	100%	219	380	(161)	(42.4)%
Residential units revenue	$549,960	$556,855	$(6,895)	(1.2)%	$2,091,477	$2,070,136	$21,341	1.0%
New homes delivered	1,038	1,019	19	1.9%	3,943	3,783	160	4.2%
Average sales price of homes delivered	$529.6	$546.5	$(16.9)	(3.1)%	$530.4	$547.1	$(16.7)	(3.1)%

Land and Lots Revenue (dollars in thousands)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	2024	Change	%	2025	2024	Change	%
Lots revenue	$2,652	$9,079	$(6,427)	(71)%	$6,994	$14,723	$(7,729)	(52.5)%
Land revenue	—	1,380	(1,380)	(100)%	—	14,084	(14,084)	(100)%
Land and lots revenue	$2,652	$10,459	$(7,807)	(75)%	$6,994	$28,807	$(21,813)	(75.7)%
Lots closed	26	106	(80)	(75)%	68	185	(117)	(63.2)%
Average sales price of lots closed	$102.0	$85.7	$16.3	19%	$102.9	$79.6	$23.3	29.3%

New Home Orders and Backlog (dollars in thousands)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	2024	Change	%	2025	2024	Change	%
Net new home orders	883	878	5	0.6%	3,795	3,681	114	3.1%
Revenue from net new home orders	$438,513	$470,890	$(32,377)	(6.9)%	$1,949,703	$2,010,439	$(60,736)	(3.0)%
Average selling price of net new home orders	$496.6	$536.3	$(39.7)	(7.4)%	$513.8	$546.2	$(32.4)	(5.9)%
Cancellation rate	7.6%	7.8%	(0.2)%	(2.6)%	7.5%	7.3%	0.2%	2.7%
Absorption rate per average active selling community per quarter	8.7	8.3	0.4	4.8%	9.3	9.1	0.2	2.2%
Average active selling communities	101	106	(5)	(4.7)%	102	101	1	1.0%
Active selling communities at end of period	101	106	(5)	(4.7)%
Backlog revenue	$354,328	$495,883	$(141,555)	(28.5)%
Backlog units	520	668	(148)	(22.2)%
Average sales price of backlog	$681.4	$742.3	$(60.9)	(8.2)%

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	December 31, 2025			December 31, 2024
	Central(1)	Southeast(2)	Total	Central(1)	Southeast(2)	Total
Lots owned
Finished lots	4,518	663	5,181	3,932	790	4,722
Lots in communities under development	26,339	1,703	28,042	22,524	1,670	24,194
Land held for future development(3)	3,800	—	3,800	3,800	—	3,800
Total lots owned	34,657	2,366	37,023	30,256	2,460	32,716

Lots under contract
Lots and land under option contracts	300	310	610	1,897	349	2,246
Adjustment to lots and land under option contracts under updated definition of controlled lots previously excluded(4)(5)	7,997	645	8,642	6,423	—	6,423
Lots under option through unconsolidated development joint ventures	2,488	65	2,553	2,614	255	2,869
Total lots under contract(6)	10,785	1,020	11,805	10,934	604	11,538
Total lots owned and under contract (7)	45,442	3,386	48,828	41,190	3,064	44,254
Percentage of lots owned	76.3%	69.9%	75.8%	73.5%	80.3%	73.9%

(1)    The Texas market.
(2)    The Atlanta and Florida markets.
(3)    Land held for future development consist of raw land parcels where development activities have been postponed due to market conditions or other factors.
(4)    We previously referred to “lots controlled”, which included only lots past feasibility studies for which we did not hold title, but had the contractual right to acquire. However, as of December 31, 2025, we revised our definition of lots controlled to “lots under contract” to provide investors consistent disclosure with those of other home builders. Lots under contract include all land or lot parcels that we have a contractual right to acquire pursuant to a fully executed option contact or purchase and sale agreement. These rights are supported by sufficient consideration provided by the Company to allow meaningful control over future acquisition, including the ability to directly influence entitlements or development, even though legal title has not yet transferred.
(5)    These lots would be included under “Lots and land under option contracts”.
(6)    As of December 31, 2025, 16.6% of the total lots under contract had refundable deposits.
(7)    Total lots excludes lots with homes under construction.

Non-GAAP Financial Measures
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating our operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table represents the non-GAAP measure of adjusted homebuilding gross margin for the twelve months ended months ended December 31, 2025 and 2024 and reconciles these amounts to homebuilding gross margin, the most directly comparable GAAP measure.

(Unaudited, in thousands):	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Residential units revenue	$549,960	$556,855	$2,091,477	$2,070,136
Less: Mechanic’s lien contracts revenue	(187)	—	(219)	(380)
Home closings revenue	$549,773	$556,855	$2,091,258	$2,069,756
Homebuilding gross margin	$161,610	$191,140	$638,209	$699,143
Homebuilding gross margin percentage	29.4%	34.3%	30.5%	33.8%

Homebuilding gross margin	161,610	191,140	638,209	699,143
Add back: Capitalized interest charged to cost of revenues	2,279	2,741	9,476	11,280
Add back: Land impairment charge	—	1,488	—	2,796
Less: Warranty reserve adjustment	(2,103)	(13,178)	(6,912)	(13,178)
Adjusted homebuilding gross margin	$161,786	$182,191	$640,773	$700,041
Adjusted homebuilding gross margin percentage	29.4%	32.7%	30.6%	33.8%

The following table represents the non-GAAP measure of net debt to total capitalization. Net debt to total capitalization is calculated as the total debt less cash and cash equivalents, divided by the sum of total Green Brick Partners, Inc. stockholders’ equity and total debt less homebuilding cash and cash equivalents. The closest GAAP financial measure to the net debt to total capitalization ratio is the debt to total capitalization ratio. The following table represents a reconciliation of the net homebuilding debt to total capitalization ratio as of December 31, 2025:

	Total capitalization			Homebuilding capitalization(1)
	Gross	Cash and cash equivalents	Net	Gross	Cash and cash equivalents	Net
Total debt, net of debt issuance costs	$320,276	$(154,590)	$165,686	$273,878	$(147,830)	$126,048
Total Green Brick Partners, Inc. stockholders’ equity	1,858,962	—	1,858,962	1,858,962	—	1,858,962
Total capitalization	$2,179,238	$(154,590)	$2,024,648	$2,132,840	$(147,830)	$1,985,010

Debt to total capitalization ratio	14.7%			12.8%
Net debt to total capitalization ratio			8.2%			6.3%

(1) Homebuilding capitalization ratio excludes cash and debt related to our wholly owned mortgage company.

About Green Brick Partners, Inc.
Green Brick Partners, Inc (NYSE: GRBK), the third largest homebuilder in Dallas-Fort Worth, is a diversified homebuilding and land development company that operates in Texas, Georgia, and Florida. Green Brick owns five subsidiary homebuilders in Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Trophy Signature Homes, and a 90% interest in Centre Living Homes), as well as a 50% interest in a homebuilder in Atlanta, Georgia (The Providence Group) and an 80% interest in a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also retains interests in related financial services platforms, including Green Brick Title, GRBK Mortgage, and Green Brick Insurance. Green Brick is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master-planned communities. For more information about Green Brick Partners Inc.’s subsidiary homebuilders, please visit https://greenbrickpartners.com/brands-services/.

Forward-Looking and Cautionary Statements:
This press release and our earnings call contain “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts and typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “feel,”, “poised,” “intend,” “plan,” “predict,” “seek,” “strategy,” “target,” “will” or other words of similar meaning. Specifically, these statements reflect our beliefs and expectations regarding (i) our infill-focused land self-development strategy; (ii) our ability to adapt to evolving market conditions; (iii) our ability to continue to deliver peer-leading gross margins; (iv) our capital strategy, including our ability to invest in our growth; (v) our ability to adjust pricing in order to meet market demand; (vi) our investments in land, lots and development in 2026; (vii) our projections for land development in 2026; (viii) our competitive advantages; (ix) our land pipeline and the impact it will have on our future success; (x) our expectations for Green Brick Mortgage’s capture rate in 2026; (xi) our strategic advantages, including our unique business model and focus on infill and infill-adjacent locations, and the impact on our future results; (xii) our lot and land strategy and its impact on our future financial position; (xiii) our ability to successfully implement our growth strategy, including our expectations for expansion and growth of our Trophy brand and the impact that expansion will have on our future results; (xiv) the impact of tariffs; (xv) our ability to opportunistically deploy capital to maximize shareholder returns, and to accelerate growth as the housing market improves; (xvi) the credit worthiness of our buyers, quality of our product, and desirability of our communities; (xvii) our future financial and operational performance; and (xviii) expansion of our financial services through Green Brick Mortgage and Green Brick Insurance. These forward-looking statements reflect our current views about future events and involve estimates and assumptions which may be affected by risks and uncertainties in our business, as well as other external factors, which could cause future results to materially differ from those expressed or implied in any forward-looking statement. These risks include, but are not limited to: (1) general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; (2) changes in macroeconomic conditions, including increasing interest rates and inflation that could adversely impact demand for new homes or the ability of potential buyers to qualify; (3) shortages, delays or increased costs of raw materials and increased demand for materials, or increases in other operating costs, including costs related to labor, real estate taxes and insurance, which in each case exceed our ability to increase prices; (4) significant periods of inflation or deflation; (5) a shortage of labor; (6) an inability to acquire land in our markets at anticipated prices or difficulty in obtaining land-use entitlements; (7) our inability to successfully execute our strategies, including the successful development of our communities within expected time frames and the growth and expansion of our Trophy brand; (8) a failure to recruit, retain or develop highly skilled and competent employees; (9) the geographic concentration of our operations; (10) government regulation risks; (11) adverse changes in the availability or volatility of mortgage financing; (12) severe weather events or natural disasters; (13) difficulty in obtaining sufficient capital to fund our growth; (14) our ability to meet our debt service obligations; (15) a decline in the value of our inventories and resulting write-downs of the carrying value of our real estate assets; (16) our ability to adequately self-insure; and (17) changes in accounting standards that adversely affect our reported earnings or financial condition. Green Brick assumes no obligation to update any forward-looking statements, which speak only as of the date they are made. For a more detailed discussion of these and other risks and uncertainties applicable to Green Brick please see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Investor Relations
469-573-6755
IR@greenbrickpartners.com